Exhibit 10(a)

Form Of

RESTRICTED STOCK UNITS
AWARD LETTER
______________________
____________________, 200__

Protective Life Corporation (the “Company”) has granted you ________ Restricted Stock Units under its Long-Term Incentive Plan (the “Plan”). This Award Letter contains the terms of your Award. This Award is also subject to the terms of the Plan and any rules adopted by the Compensation and Management Succession Committee of the Company’s Board of Directors (the “Committee”). Any terms used in this Award Letter and not defined herein have the meanings set forth in the Plan.

This Award Letter constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. The date of this part of the prospectus is _________________, 200__.

1. General Provisions. You have been awarded _________ Restricted Stock Units (subject to adjustment as provided in paragraphs 3 and 12 and to the provisions of this Award Letter and the Plan). The Grant Date of the Restricted Stock Units is _________________, 200__.

2. Vesting of Restricted Stock Units.

(a) General. Unless vested on an earlier date as provided in the Plan or this Grant Letter, the Restricted Stock Units granted to you pursuant to this Award (including Restricted Stock Units credited pursuant to paragraph 3) will vest as follows:

(1)	one-third of your Restricted Stock Units as of _______________, 200__, (rounded to the nearest whole number) will vest on that date.

(2)	one-half of your Restricted Stock Units that are unvested as of __________________, 200__, (rounded to the nearest whole number) will vest on that date.

(3)	all of your Restricted Stock Units that are unvested as of _________________, 200__, will vest on that date.

3. Dividend Equivalents. In addition to the _______ Restricted Stock Units referred to in paragraph 1, as of the payment date for each dividend on the Company’s common stock (“Common Stock”), you will be credited with additional Restricted Stock Units computed by (i) multiplying the dividend paid, either in cash or property (other than Common Stock), upon a share of Common Stock to a shareholder of record by the number of Restricted Stock Units with which you have been credited, (ii) dividing the resulting product by the closing price of the Common Stock on the dividend record date, and (iii) rounding the resulting quotient to the nearest whole number. In the case of dividends payable in property other than Common Stock, the amount paid shall be based on the fair market value of the property at the time of distribution of the dividend, as determined by a majority of the Board; provided, however, that if a Change in Control shall have occurred, then such determination shall be made by a majority of the Continuing Directors. In the case of any dividends payable in Common Stock you will be credited with additional Restricted Stock Units computed by (i) multiplying the number of shares of Common Stock or fractions thereof distributed upon a share of Common Stock to a shareholder of record by the number of Restricted Stock Units with which you have been credited, and (ii) rounding the resulting product to the nearest whole number.

4. Change in Control. In the event of a Change in Control, all of your Restricted Stock Units will immediately vest.

5. Termination of Employment.

(a) Death, Disability or Retirement. If your employment is terminated by death, disability, retirement on or after normal retirement age, or retirement before normal retirement age at the request of the Company, all of your Restricted Stock Units will immediately vest.

(b) Other Termination. If your employment is terminated for any reason not set forth in paragraph 5(a), your unvested Restricted Stock Units (if any) will be forfeited.

6. Time and Form of Payment. You will receive payment of Restricted Stock Units as soon as practicable after the Restricted Stock Units have vested. Unless the Committee determines otherwise, payment of Restricted Stock Units shall be made partly in shares of Common Stock and partly in cash (with the cash portion being approximately equal to the federal, state and local income tax withholding obligation with respect to such payment).

7. Federal Income Tax Consequences.

(a) General. The following description of the federal income tax consequences of the Restricted Stock Units is based on currently applicable provisions of the Code and related regulations, and is intended to be only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. For these reasons, you are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.

(b) Grant of Restricted Stock Units. This grant of Restricted Stock Units will not cause you to be subject to federal income tax.

(c) Payment of Restricted Stock Units. You will recognize ordinary income for federal income tax purposes on the date the Restricted Stock Units are earned and paid (the “payment date”), unless you have made an effective election under the Company’s Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), as discussed in paragraph 6(e). The amount of income recognized will be equal to the aggregate of the amount of cash and the fair market value (as of the payment date) of the shares of Common Stock paid.

(d) Sale of Shares. Your tax basis in the shares of Common Stock acquired upon payment of Restricted Stock Units will be equal to the fair market value of the shares on the payment date (unless you have made an effective election under the Deferred Compensation Plan, as discussed in paragraph 6(e)).

You will recognize capital gain or loss on the sale or exchange of the acquired shares to the extent of any difference between the amount realized and the tax basis in the shares. The tax treatment of the capital gain or loss will depend upon the period of time between the payment date and the date of the sale or exchange, your adjusted gross income, and other factors.

(e) Deferred Compensation Plan. You may be able to defer payment of Restricted Stock Units, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income on payment of your Restricted Stock Units as of the date you receive payment from the Deferred Compensation Plan, in an amount equal to the amount of cash and the fair market value (on such date) of the shares of Common Stock paid. Similarly, your holding period for capital gains purposes will begin as of the date of payment from the Deferred Compensation Plan, and the tax basis in the shares of Common Stock acquired will equal the fair market value of the shares on such date.

You will be provided with more information about this deferral opportunity and the Deferred Compensation Plan.

(f) Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a Restricted Stock Unit holder recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Neither the Company nor any subsidiary will be entitled to a deduction with respect to payments that constitute “excess parachute payments” pursuant to Section 280G of the Code. Such payments will also subject the recipients to a 20% excise tax.

(g) ERISA. The Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

8. Deferral of Payment by the Company. The Committee may defer the payment of cash and the issuance or delivery of Common Stock to prevent the Company or its subsidiaries from being denied a federal income tax deduction with respect to any payment of Restricted Stock Units. If a cash payment or distribution of Common Stock to a Participant is deferred, the Company will establish for the Participant a book-entry account (the “Account”) representing all such deferrals. If dividends are paid by the Company during the deferral period, the Participant’s Account shall be credited with the amount of any dividends which would otherwise have been payable to the Participant if the number of shares represented by such Account had been owned directly, and such amount shall be deemed to be reinvested in additional shares of Common Stock.

9. Income Tax Withholding. The Company will withhold, from your Restricted Stock Units payment (or your payment from the Deferred Compensation Plan, if you have made deferral elections under such Plan), an amount in cash sufficient to satisfy any applicable federal, state or local tax withholding obligation.

The amount of withholding tax retained by the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of the payment of Restricted Stock Units will be reported on Form W-2 in the year in which you recognize income with respect to the payment. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

10. Non-transferability of Restricted Stock Units. Your Restricted Stock Units may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.

11. Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under the Plan (including the right to receive payment of Restricted Stock Units after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company’s Chief Accounting Officer (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.

12. Adjustment in Certain Events. In the event of specified changes in the Company’s capital structure, the Committee may make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number and kind of shares covered by outstanding Awards. This Award Letter will continue to apply to your Award as so adjusted.

13. Administration of the Plan. The Plan is administered by the Committee, which consists of at least two directors, none of whom is an employee of the Company. The members of the Committee are appointed annually by the Board of Directors and may be removed by the Board of Directors. To the Company’s best knowledge, there is no other material relationship between any member of the Committee and the Company or its affiliates or employees.

The Committee designates the eligible employees to be granted awards and the type and amount of awards to be granted. The Committee also has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Committee determinations need not be uniform, whether or not the Participants are similarly situated. All decisions and acts of the Committee are final and binding on all affected Participants.

14. Amendment. The Committee may from time to time amend the terms of this Award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent. The Plan will terminate on December 31, 2012; however, such termination will not affect an Award previously granted. The Company may amend, terminate or discontinue the Plan at any time, but no amendment, termination or discontinuance of the Plan will unfavorably affect any Award previously granted.

15. Section 16(b) Considerations. If you are deemed to be an officer of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”), you will be required to return to the Company any “profit” realized from the “purchase” and “sale”, or “sale” and “purchase”, of Common Stock within any six-month period. The grant of Restricted Stock Units and the receipt of shares upon payment of Restricted Stock Units under the Plan are not purchases for purposes of Section 16(b). The withholding of shares to satisfy your tax liability in connection with the payment of Restricted Stock Units (as described in paragraph 9) will also be exempt from Section 16(b).

Reporting requirements apply with respect to the payment of Restricted Stock Units, the deferral of payment under the Deferred Compensation Plan, and the ultimate distribution of shares from the Deferred Compensation Plan. If you are subject to Section 16(b), you should consult the Company’s Legal Department with respect to these provisions.

16. Restrictions on Resale. There are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of stock acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. In addition, the Company’s directors, officers and employees are subject to all applicable laws and to the Company’s policies and procedures regarding the purchase and sale of Common Stock (including its Code of Business Conduct, Statement of Policy on Purchase or Sale of Protective Life Corporation Stock, and Stock Ownership Guidelines).

17. Effect on Employment and Other Benefits. Receipt of an Award under the Plan does not confer any right to receive Awards in the future or to continue in the employ of the Company and its subsidiaries, and Award recipients are subject to discipline and discharge in the same manner as any other employee. Income recognized as a result of payment of Restricted Stock Units will not be included in the formula for calculating your benefits under the Company’s Pension, 401(k) and Stock Ownership, and Disability Plans.

18. Regulatory Compliance. Under the Plan, the Company is not required to deliver Common Stock for payment of Restricted Stock Units if such delivery would violate any applicable law, regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on a Restricted Stock Units holder’s ability to transfer shares received under the Plan.

19. Company and Plan Documents. Each year the Company sends a copy of its Annual Report to Share Owners for its last fiscal year to all share owners of the Company. An additional copy of the Company’s most recent Annual Report to Share Owners and all other communications distributed by the Company to its shareholders may be obtained without charge, by written or oral request to Investor Relations, Protection Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).

The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a)	The Company’s most recent Annual Report on Form 10-K;

(b)	All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act after the end of the year covered by its most recent Annual Report on Form 10-K; and

(c)	The description of the Common Stock contained in the registration statement therefore under the Exchange Act, including any amendments filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this document and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

A copy of any or all of the documents referred to above, as well as any documents constituting part of a prospectus covering shares offered under the Plan, may be obtained, without charge, by written or oral request to Investor Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).

_____________________________

Questions regarding this Award and requests for additional information about the Plan or the Committee should be directed to _____________, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-_______). This Award Letter contains formal terms and conditions of your Award, and you should retain it for future reference.

_____________________________
John D. Johns
Chairman of the Board,
President and Chief Executive Officer of Protective Life Corporation